NEWS RELEASE

Cliffs Natural Resources Inc. Announces the Appointment of New President and Chief Operating
Officer

•	Gary B. Halverson to Join the Company and Elected as New Director

•	James Kirsch Named Executive Chairman of the Board

CLEVELAND – Oct. 25, 2013 – Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) announced today that its Board of Directors has appointed Gary B. Halverson, 55, formerly interim chief operating officer of Barrick Gold Corporation Inc., to the newly created position of president and chief operating officer, effective Nov. 18, 2013. In addition, he will be serving as a director on Cliffs’ Board. With the addition of Mr. Halverson and the previously announced retirement of Joseph Carrabba, Cliffs’ Board will be comprised of a total of 11 directors.

Cliffs’ Board also announced that James Kirsch, non-executive chairman of the Board, has been elected executive chairman of the Board, effective Nov. 18, 2013. As part of Cliffs CEO succession planning, the Company formed the Office of the Chairman led by Mr. Kirsch to manage the leadership transition. Over the coming months, his focus will be to refine the Company’s long-term strategy and continue to provide continuity during the leadership transition. This will provide Mr. Halverson the opportunity to build a deep understanding of the business at an operating level before assuming the CEO leadership position.

Mr. Halverson will report to Mr. Kirsch as executive chairman and, in turn, all members of the current Cliffs’ executive leadership team will report directly to Mr. Halverson.

In addition, Joseph Carrabba will retire as president and CEO, and will also step down as a director of Cliffs’ Board effective at the close of business on Nov. 15, 2013.

James Kirsch, Cliffs’ chairman of the Board, said, “I am very pleased that Gary is joining Cliffs as he brings over 30 years of mining experience and a breadth of leadership skills well suited to lead our business. Gary’s leadership experience in operating mines across Canada, the U.S. and Asia Pacific, coupled with his large-scale project execution track record and cultural fit, made him a compelling choice based on the Board’s expectations for Cliffs’ performance.”

Kirsch added, “As a global mining executive, Gary has a proven track record and possesses deep technical and operational expertise. His financial discipline lines up well with our focus on cost management and the major investment decisions that are on the horizon. Cliffs needs a strong leader who can manage this business through the inevitable and highly volatile cycles in a disciplined, value-enhancing manner.”

Mr. Halverson’s experience spans across the gold, copper, and nickel mining industries. Most recently, he provided leadership for the largest gold region in the world at Barrick Gold Corporation Inc. He has experience managing large annual operating budgets and capital projects. At an operational level, he has been successful in optimizing well run mines, objectively assessing troubled operations and executing projects on-time and on budget. Many of the projects he has led included complex tailings and water management issues. These experiences include a wide range of underground and open-pit mines from the construction and development phases through the end-of-life stage.

At Barrick Gold Corporation Inc., Mr. Halverson was named interim chief operating officer this year and also is the regional president – North America for Barrick. During his tenure as a regional president, he has led a complete functional leadership team and was accountable for the regional business’ P&L. The region includes 6,200 employees employed at 10 mines across Canada, United States and Dominican Republic. Barrick’s North America unit was noted as the company’s largest producing region and generated 47% of total 2012 production.

With Barrick since 2005, he joined the company as the general manager of the Cortez JV in North America. From 2006 to 2011, he took an assignment at the company’s Australia Pacific division. He began as director of operations where he was responsible for four gold mines in Australia, Papua New Guinea, and Tasmania. He managed a successful integration of two operations and the start-up of a new mine. He was promoted to president – Australia Pacific in 2008 where he led a region of 6,500 employees across nine mine sites. He had full responsibility for the business’ P&L including an annual $1.8 billion operating budget and $600 million for capital expenditures.

Prior to this, he was with Kinross Gold Corporation from 2000 to 2004 where he held general manager roles at the Hoyle Pond Mine and Placer Dome Mine, both located in the city of Timmins in Northeastern Ontario. Mr. Halverson was responsible for the consolidation of these two mines’ assets. In addition, he was responsible for the approval and development of an open-pit mine. Mr. Halverson’s experience also includes project and general management of the New Britannia mine in Manitoba and progressive experience at other mines across Canada.

Mr. Halverson received his Master of Business Administration from Athabasca University and a Bachelor of Science in Metallurgical Engineering from Michigan Technological University. He is an active member of mining industry and engineering associations, including the Association of Professional Engineers of Ontario, Canadian Institute of Mining/Metallurgy (CIM), National Mining Association and the Nevada Mining Association.

Cliffs Natural Resources Inc. will host a conference call today, Oct. 25, 2013, at 10 a.m. ET. to discuss this appointment and its third-quarter 2013 earnings results. The call will be broadcast live and archived on Cliffs’ website: www.cliffsnaturalresources.com.

About Cliffs Natural Resources Inc.
Cliffs Natural Resources Inc. is an international mining and natural resources company. A member of the S&P 500 Index, the Company is a major global iron ore producer and a significant producer of high- and low-volatile metallurgical coal. Cliffs’ strategy is to continually achieve greater scale and diversification in the mining industry through a focus on serving the world’s largest and fastest growing steel markets. Driven by the core values of social, environmental and capital stewardship, Cliffs associates across the globe endeavor to provide all stakeholders operating and financial transparency.

The Company is organized through a global commercial group responsible for sales and delivery of Cliffs’ products and a global operations group responsible for the production of the minerals the Company markets. Cliffs operates iron ore and coal mines in North America and an iron ore mining complex in Western Australia. In addition, Cliffs has a major chromite project, in the feasibility stage of development, located in Ontario, Canada.

News releases and other information on the Company are available on the Internet at: http://www.cliffsnaturalresources.com

Follow Cliffs on Twitter at: http://twitter.com/CliffsNR.

SOURCE: Cliffs Natural Resources Inc.

INVESTOR RELATIONS AND GLOBAL COMMUNICATIONS CONTACTS:
Jessica Moran Director, Investor Relations (216) 694-6532	Patricia Persico Director, Global Communications (216) 694-5316

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CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH
44114-2544